EXHIBIT 8.1
1221 Avenue of the Americas
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212.768.6700
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www.sonnenschein.com

October 23, 2007

Cell Kinetics Ltd. Inc. 2 Yodfat Street LOD 71291 Israel

Re:	3,505,337 Ordinary Shares Warrants to Purchase 1,752,669 Ordinary Shares

Dear Ladies & Gentlemen:

In our capacity as counsel to Cell Kinetics Ltd. Inc. (the “Company”), an indirect, wholly-owned Israeli subsidiary of Medis Technologies Ltd. (“Medis”), we have been asked to render this opinion in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form F–1 (the “Registration Statement”) [File No. 333-144993] and the prospectus contained therein (the “Prospectus”) covering the registration of nontransferable subscription rights to purchase up to an aggregate of 3,505,337 of the Company’s ordinary shares (the “Subscription Rights”) to be offered at no cost to record holders of Medis’ outstanding common stock (the “Rights Offering”), and warrants to purchase up to an aggregate of 1,752,669 of the Company’s ordinary shares (the “Warrants”) to be offered at no cost to record holders of Medis’ common stock who purchase the Company’s ordinary shares in the Rights Offering.

We have made such examination as we have deemed necessary and appropriate for the purposes of this opinion.  The statements contained in the Prospectus under the heading “Taxation—U.S. Federal Income Tax Considerations,” describing the material United States federal tax consequences of the Rights Offering to the record holders of Medis’ outstanding common stock and of the ownership and disposition of the Company’s Warrants and common stock underlying the Subscription Rights and the Warrants, to the extent such statements constitute matters of United States federal income tax law or legal conclusions with respect thereto, have been prepared or reviewed by us and, in our opinion, are correct in all material respects.  Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, statements and representations set forth in the Registration Statement and the Prospectus.

The foregoing opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder, published pronouncements and other administrative interpretations by the Internal Revenue Service, and case law, all of which are subject to change at any time with retroactive effect.

This opinion is rendered as of the date hereof based on the law and facts in existence on the date hereof, and we do not undertake, and hereby disclaim, any obligation to advise you of any changes in law or fact, whether or not material, which may be brought to our attention at a later date.

This opinion is solely for your benefit in connection with the matter addressed herein, and may not be relied upon by you for any other purpose nor furnished to any other person without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm and this opinion under the heading “Legal Matters” in the Prospectus.  In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely, SONNENSCHEIN NATH & ROSENTHAL LLP /s/ Sonnenschein Nath & Rosenthal LLP

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